Exhibit 10.2

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) is the type of information that SCYNEXIS, Inc. treats as private or confidential.

MASTER SERVICES AGREEMENT

THIS MASTER SERVICES AGREEMENT (the “Agreement”), effective as of February 4, 2021 (the “Effective Date”), is by and between SCYNEXIS, Inc., a corporation with offices at 1 Evertrust Plaza, 13th Floor, Jersey City, NJ 07302 (“Client”) and Amplity, Inc., with its principal place of business at 1000 Floral Vale Boulevard, Yardley, PA 19067 (“Company”).  Client and Company are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, Company is a services provider offering field, contact center, recruiting and other related services in the pharmaceutical industry; and

WHEREAS, Client is a biopharmaceutical company developing and planning to market novel drug therapies; and

WHEREAS, Client wishes to engage Company to provide the services as further described herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, and intending to be legally bound, the Parties hereto agree as follows:

ARTICLE I

AGREEMENT FRAMEWORK AND STRUCTURE

1.1Purpose of the Agreement.  The purpose of this Agreement is to establish an ongoing services arrangement between Client and Company for the provision of certain services in relation to Client’s product(s), as further described herein and in Statements of Work issued between the Parties from time to time, a form of which is attached as Exhibit A (each an “SOW”).  Services may include, but may not be limited to, recruiting services, remote engagement center services, field services and other enhanced services as may be provided by Company from time to time (collectively the “Services”).

1.2Execution of Statements of Work. Company shall provide Services only in accordance with an executed SOW, the terms of which shall include, at a minimum, a description of the Services to be provided, the anticipated period of performance, fees, payment terms and any other applicable terms and conditions as agreed to by the Parties.

ARTICLE II

SERVICES

2.1Scope of Services.  During the term of this Agreement, Company may provide to Client, in accordance with the terms of an executed SOW, one or more of the following Services:

(a)	Direct to Hire Recruiting;
(b)	Field Sales Services;
(c)	Field Medical and Patient Support services, and Nurse Educator services;
(d)	Remote Engagement services, including sales and non-sales;
(e)	Consulting services, including Capability Development services;
(f)	Other Contract Commercial services as may be agreed by the Parties from time to time.

2.2Use of Subcontractors or Third Party Vendors.  Company may, from time to time, engage Subcontractors to perform certain functions which are integral to the Services or Third Party Vendors to perform certain functions which are ancillary to the Services.  In all such cases, the following shall apply.

2.2.1Subcontractors.  Client agrees that Company will be free to engage Subcontractors to provide Services to Client, with the consent of the Client not to be unreasonably withheld.  The term “Subcontractor” shall mean any third party engaged by Company in connection with the Services to perform work integral to the Services which would customarily be performed solely and directly by Company.  Company hereby assumes responsibility for the performance of such Subcontractors as if work performed by Subcontractor were performed by Company.  Company shall ensure that Subcontractors comply with the terms and conditions of this Agreement in all material respects.

2.2.2Third Party Vendors.  Client agrees that Company may engage Third Party Vendors from time to time, to be communicated to Client in advance.  The term “Third Party Vendor” shall mean a supplier of goods and/or services which are ancillary to or supplement the Services to be performed by Company hereunder and which Company engages on Client’s behalf but does not otherwise exercise any direct authority or control. Company shall use reasonable efforts to ensure Third Party Vendors comply with the terms and conditions of this Agreement in all material respects, provided, however, Company makes no representations or warranties with respect to such Third Party Vendors and shall not be liable for the performance of the same.  Company shall notify Client in advance of any costs associated with the engagement of Third Party Vendors and no such costs shall be incurred without Client’s advance written approval.  Execution of an SOW in which a Third Party Vendor is identified shall constitute written approval for purposes of this Section 2.3.2.

ARTICLE III

JOINT STEERING COMMITTEE

3.1Formation.  On or within thirty (30) days after the Effective Date, the Parties shall establish a joint steering committee (“Joint Steering Committee” or “JSC”) to oversee and manage the relationship between the parties solely with respect to the Product, and to serve as a forum for review and discussion of promotional and marketing activities with respect to the Product in the United States.  Without limiting the foregoing or any other functions the Parties agree to assign to the Joint Steering Committee and the Joint Steering Committee shall perform the following, as applicable:

(a)	Provide input and review the commercial plan for the Product and any annual updates thereto;
(b)	Reviewing key performance indicators and agreeing on changes indicated
(c)	establishing subcommittees of the JSC (e.g. a Operations Committee or a Compliance Committee);
(d)	such other functions as may be mutually agreed upon by the Parties from time to time.

3.2Membership and Governance of the JSC.

3.2.1Each Party shall select up to four (4) representatives to serve on the Joint Steering Committee.  The Parties may replace its Joint Steering Committee representatives at any time, on written notice to the other Party.  The parties shall ensure that all of their appointed members are of a suitable level of expertise, seniority and decision-making authority to deal with the issues that may arise in connection with matters to be considered by the JSC.  The initial membership of the JSC shall be as follows:  for Scynexis: the Chief Commercial Officer, VP of Medical Affairs, VP Sales and Marketing; head of Market Access; for Amplity it shall be a Head of Client Engagement, Chief Commercial Officer, the Project General Manager, and its Market Access practice

3.2.2The JSC shall exercise its authority in good faith and in accordance with the terms of this Agreement.  The JSC shall have no decision-making rights or responsibilities and no authority to bind the Parties, unless the Parties expressly delegate matters to the JSC. The Joint Steering Committee shall not have authority to amend or modify this Agreement.

3.3Meetings of the JSC.

3.3.1At least fourteen days (14) days prior to each regularly scheduled meeting of the JSC, notice shall be given to each member by the Party convening the meeting and at least ten (10) days prior to each such meeting, each Party shall provide to the other all written information expected to be disclosed at such meeting. In addition, special meetings of the JSC may be called on such shorter notice period as may be agreed between the Parties.

3.3.2SCYNEXIS shall designate a JSC chairperson. The chairperson of the JSC shall set meeting agendas for the JSC, which shall include any matter that either party requests to be included. Such agendas shall be circulated to all members at least ten (10) business days prior to the date of the relevant meeting. The JSC chairperson shall be responsible for recording, preparing and (within ten (10) business days) issuing draft minutes of the JSC meetings, which draft minutes shall be reviewed, modified and reasonably approved in writing by the all JSC members.

3.3.3Other representatives of the Parties may attend Joint Steering Committee meetings as non-standing members.

3.3.4The JSC shall have its first meeting within forty-five (45) days after the Effective Date, and thereafter shall hold meetings at least once per Calendar Quarter, or as frequently as otherwise agreed by the Parties, by telephone or video conference. Where possible, JSC meetings shall be held two weeks prior to the SCYNEXIS Board meetings.

3.3.5Each party shall bear its own costs for its members to attend JSC meetings and, as applicable, for its obligations to host such meetings.

ARTICLE IV

RESPECTIVE OBLIGATIONS OF THE PARTIES

4.1Obligations of Company.

4.1.1Company shall perform the Services in accordance with all laws governing the commercialization of prescription drugs applicable to its obligations hereunder, including but not limited to those pertaining to fraud and abuse, anti-kickback, physician self-referrals, off label promotion, interactions with healthcare professionals (“Applicable Laws”) and Client’s codes of conduct, as agreed.

4.1.2Company shall perform such Services in accordance with the terms of an applicable SOW, prevailing industry professional and technical standards applicable thereto and shall employ only those personnel qualified with the technical skills, training, and experience needed to perform such Services.

4.2Obligations of Client.

4.2.1Client shall provide Company in a timely manner, all necessary information and materials which are reasonably required in order for Company to perform the Services, including such for training and content briefing.

4.2.2Client shall provide Company with reasonable access to its employees and/or facilities as necessary in order for Company to provide the Services.

4.2.3Client shall provide timely approval prior to Company’s performance of any Services, such approval not to be unreasonably withheld or delayed.  Company shall not be responsible for any Services delays that result from Client’s unreasonable delay in providing approvals as contemplated herein.

4.2.4Client shall be responsible for the truth, accuracy, and completeness of its promotional materials and all other information concerning its organization, products, services, competitors or its industry that Client furnishes to Company for use in providing the Services.

ARTICLE V

FEES AND INVOICING TERMS

5.1Client shall pay Company the Fees for Services as set forth in an applicable SOW.  Company shall submit invoices to Client in accordance with the payment schedule set forth in each applicable SOW, referencing the appropriate purchase order number (if applicable).  Client shall pay all undisputed portions of invoices within [*] from the date it receives the invoice.  In addition to all other remedies Company may have, all past due payments will be subject to a late charge of 1% per month or such lower rate if required by applicable law.

5.2Should Client dispute any portion of an invoice, Client shall pay all undisputed amounts and provide Company written notice of the dispute within thirty (30) days of the date Client received the original invoice.  The Parties shall negotiate in good faith to resolve the dispute within sixty (60) days after Company’s receipt of notice thereof.  Once resolved, if necessary, Company will issue a corrected invoice to Client and Client shall pay such corrected invoice within [*] of receipt of the corrected invoice.

ARTICLE VI

CHANGES AND MODIFICATIONS

6.1No changes or modifications to this Agreement shall be valid or enforceable unless agreed to in a written amendment, executed by both Parties.

6.2Client and Company may amend certain obligations related to the Services by written addendum to an SOW.   In the event any change or modification to the Services results in an increase or decrease in Fees, Company and Client shall negotiate such Fee adjustments promptly and in good faith.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

7.1Company represents and warrants to Client that Company (i) has the power and authority to enter into and perform its obligations under this Agreement; (ii) it is subject to no restrictions that would prevent its ability to perform its obligations under this Agreement; (iii) it possesses the skills, expertise and resources required to perform the Services in a professional manner, consistent with industry standards and in compliance with all Applicable Laws and regulations and (iv) to the best of its knowledge, no officers, directors, employees or subcontractors directly performing Services hereunder is listed by any US Federal agency as, or is the subject of an investigation or process that could result in, being suspended, debarred, excluded or otherwise ineligible to participate in Federal procurement or non-procurement programs.

7.2Client represents and warrants to Company that Client: (i) has the power and authority to enter into and perform its obligations under this Agreement; and (ii) is subject to no restrictions that would impair its ability to perform its obligations under this Agreement; and (iii) shall comply with all Applicable Laws and regulations in relation to the Services provided and performing its obligations under this Agreement.

ARTICLE VIII

INDEMNIFICATION

8.1Company shall indemnify, defend, and hold Client, its affiliates, directors, officers, and employees (collectively, the “Client Indemnitees”) harmless from and against any and all loss, liability, claim, damage, and expense, injury or alleged injury to third parties including reasonable attorney and litigation fees (collectively, “Losses”) that Client may incur resulting from any third party claim, suit or proceeding made or brought against Client relating to the performance of its obligations hereunder and arising from Company’s (i) negligence or willful misconduct, and/or (ii) breach of its representations and warranties under this Agreement; provided, however, that Company shall not be obligated to indemnify Client for any Losses to the extent that such Losses result from (a) the breach of this Agreement or any SOW by Client or the negligence or willful misconduct of any of the Client Indemnitees.  Client shall give Company prompt written notice of any indemnifiable claim hereunder.  Company’s obligation to indemnify Client shall survive the expiration or termination of this Agreement.

8.2  Client shall indemnify, defend, and hold Company, its affiliates, directors, officers, and employers (collectively, the “Company Indemnitees”) harmless from and against any and all Losses Company may incur resulting from any third party claim, suit or proceeding made or brought against Company relating to the performance of its obligations hereunder and arising from: (i) Client’s negligence or willful misconduct, and/or (ii) a breach of its representations and warranties under this Agreement; (iii) product or other information, data or materials submitted by or on behalf of Client to Company Indemnitee, including without limitation any information, data or materials provided to Company by a third-party provider; (iv) the manufacture, promotion, sale, distribution or use of any of Client’s products or services (including, but not limited to, product liability claims, personal injury, death and claims that such manufacture, sale and/or distribution violates the rights of any third parties or that the advertising, publicity or promotion of Client’s products or services encourages or induces the violation of the rights of any third parties); (v) Company’s following of Client’s instructions; and (vi) for all claims in anyway related to the use of a Client owned motor vehicle; provided, however, except for the indemnity provided in Section 8.2(vi) for which there shall be no exceptions, Client shall not be obligated to indemnify Company for any Losses to the extent that such Losses result from the breach of this Agreement or any SOW by Company or the negligence or willful misconduct of the Company Indemnitees.  .  Company shall give Client prompt written notice of any indemnifiable claim hereunder. Client’s obligation to indemnify the Company Indemnitees shall survive the expiration or termination of this Agreement.

8.3For the purposes of this Article VIII, the indemnifying party shall have the right to control the defense and settlement (upon terms reasonably acceptable to the indemnitee) of any and all claims, suits or administrative proceedings to which these indemnities relate.  The indemnified party shall cooperate fully in the defense of any and all such claims, suits or administrative proceedings.

8.4Client shall reimburse Company under this Agreement.  However, Client shall have no obligation to reimburse Company for any such expenses arising out of, in connection with or otherwise relating to actions or omissions of Company or its employees, officers, directors and/or affiliates that violate this Agreement or applicable law.

Company shall reimburse Client for all reasonable, actual, out-of-pocket expenses incurred by Client in connection with its response to any subpoena or other similar legal orders issued to Client in respect to any investigation where Company is the target.  However, Company shall have no obligation to reimburse Client for any such expenses arising out of, in connection with or otherwise relating to actions or omissions of Client or its employees, officers, directors and/or affiliates that violate this Agreement or Applicable Laws.

8.5NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, LOSS OF PROFIT, SPECIAL, CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES OF ANY KIND WHATSOEVER.

8.6COMPANY SHALL NOT BE LIABLE FOR DAMAGES WHICH EXCEED TWELVE (12) MONTHS OF FEES IDENTIFIED IN THE APPLICABLE SOW AND PAID BY CLIENT FOR THE APPLICABLE SERVICES UNDER THE APPLICABLE SOW FROM WHICH THE CLAIM AT ISSUE ARISES.

ARTICLE IX

CONFIDENTIALITY

9.1Each Party (the “Receiving Party”) shall keep in strict confidence all proprietary and confidential information (the “Confidential Information”) supplied to it by the other Party (the “Disclosing Party”) and shall not disclose such Confidential Information to any third party except with the prior written approval of the Disclosing Party.  The Receiving Party will not disclose any Confidential Information except to its employees, agents and affiliates on a need-to-know basis and under the same obligations of confidentiality as contained in this Agreement, and will not use any Confidential Information except for to perform its obligations hereunder.  The Receiving Party agrees that any Confidential Information disclosed to it by the Disclosing Party will remain the sole and exclusive property of the Disclosing Party and will be returned or destroyed at the request of the Disclosing Party, but in any event not later than thirty (30) days from the date of such request or on termination of this Agreement.  Notwithstanding the foregoing provision, each Party may retain one copy of Confidential Information in its confidential files solely for archival purposes and any Confidential Information automatically stored as part of its electronic back-up procedures, provided such Confidential Information cannot be accessed in the ordinary course of business.

9.2The confidentiality obligation does not apply to any Confidential Information that the Receiving Party can establish by its contemporaneous written records:

(a)was publicly known, or otherwise known by the Receiving Party, prior to disclosure by the Disclosing Party;

(b)became publicly known after disclosure by the Disclosing Party without fault of the Receiving Party;

(c)was received by the Receiving Party from a third party not under obligations of confidentiality with respect to the disclosure of such information; or

(d)was independently developed by the Receiving Party without the use of any Confidential Information.

9.3In the event that the Receiving Party or anyone to whom it transmits the Confidential Information pursuant to this Agreement becomes legally required in any proceeding to disclose any of the Disclosing Party’s Confidential Information, the Receiving Party shall, to the extent permitted by law and practicable,  provide the Disclosing Party with prompt notice so that the Disclosing Party may either seek a protective order or other appropriate remedy and/or waive in writing compliance with the provisions of this Agreement and the Receiving Party will cooperate with the Disclosing Party in connection with seeking any such relief.  In the event that such protective order or other similar remedy is not obtained, the Receiving Party shall furnish only that portion of the Confidential Information that it is required to furnish under applicable law, as determined by counsel for the Receiving Party. The obligations of this Article IX shall survive termination of the Agreement for a period of five (5) years.

ARTICLE X

OWNERSHIP; INTELLECTUAL PROPERTY

10.1  Subject to payment by Client of all undisputed amounts payable under the applicable SOW, Company hereby assigns to Client all data, information, reports, results, and writings produced in final form and expressly identified as Work Product in an SOW (“Work Product”) and all right, title, and interest in and to Work Product will be the sole and exclusive property of Client. Company will promptly disclose to Client any Work Product arising hereunder.  Upon assignment, any Work Product resulting from the Services will be deemed “works for hire” to the extent permitted by U.S. copyright law.

10.2Notwithstanding anything to the contrary, in no event shall Client have any title or right to, and Company shall be the sole and exclusive owner of, any Company’s proprietary business information, methods, processes, techniques,  procedures or software, including, without limitation documentation, .fla files, object code, protected libraries, source code and development tools used, created or developed by Company either independently or in concert with any third party prior to, during or after Company’s performance of Services hereunder; databases of information and specialized database applications, software applications, computer programming and/or coding developed by or for Company (other than any confidential, proprietary information, programs, databases or applications specifically provided by Client to Company for use by Company in the performance of services hereunder) (“Company Materials”); provided, however, that effective upon assignment of the Work Product pursuant to Section 10.1, Company shall grant to Client, its successors, and assigns, the royalty-free, worldwide, paid-up, nonexclusive right and license, to the extent required by Client to use, execute, reproduce, display, and perform Company Materials which are embedded in or made an essential part of any Work Product to allow Client to exercise its full rights in such Work Product, solely as contemplated herein and in the applicable SOW.

10.3As part of its continuing program to monitor and improve its services generally, Company collects, analyzes, and uses certain data derived from the Services and from similar services provided to all of its clients.  In doing so, Company may not share with any third party data that is created for Client as a Service or which otherwise reveals the identity of Client or its Confidential Information.   From time to time, Company may share its findings with Client for benchmarking and other purposes.

ARTICLE XI

TAXES

Any sales or use taxes or other taxes, fees, duties or levies (other than taxes on Company’s or an affiliate’s income and/or any personal property taxes) assessed in any state as a result of the Services covered by this Agreement shall be the sole responsibility of Client and Client shall indemnify and hold Company harmless for any failure of Client to pay any such taxes.

ARTICLE XII

INSURANCE

12.1Company shall obtain and maintain during the term of this Agreement, at its sole expense, insurance policies in the following minimum amounts:

Commercial General Liability Insurance

Occurrence form including premises - operations coverage, products - completed operations coverage, coverage for independent Contractors, personal injury coverage and blanket contractual liability.

Limits of Liability
General Aggregate	$2,000,000
Products - Completed Ops Aggregate	$2,000,000
Personal & Adv. Injury Aggregate	$2,000,000
Each Occurrence Limit	$1,000,000

Worker’s Compensation

Limits of Liability
Worker’s Compensation	Statutory
Employer’s Liability
Each Accident	$500,000
Policy Limit - Disease	$500,000
Each Employee - Disease	$500,000

Coverage shall include all states in which operations are conducted.

Umbrella Insurance

Limits of Liability
Annual Aggregate	$1,000,000
Per Occurrence Limit	$1,000,000

Automobile Liability Policy
Limits of Liability	$1,000,000

12.2 Client shall obtain and maintain during the term of this Agreement, at its sole expense, insurance policies in the following minimum amounts:

Commercial General Liability Insurance

Occurrence form including premises - operations coverage, coverage for independent Contractors, personal injury coverage and blanket contractual liability.

Limits of Liability
General Aggregate	$2,000,000
Personal & Adv. Injury per Occurrence	$4,000,000
Automobile Liability per Occurrence	$1,000,000

Products Completed Operations coverage with $5,000,000 per occurrence limit.  If coverage is on a claims-made form, the policy must be kept for 3 years after the end of the contract.

12.3During the term of this Agreement, Company and Client shall not permit the required insurance coverage(s) to be reduced, expired, or canceled without reasonable written notice to the other Party.  Upon request, each Party shall provide a Certificate of Insurance to the other Party.

ARTICLE XIII

TERM AND TERMINATION

13.1 This Agreement shall commence on the Effective Date and shall continue until terminated in accordance with the provisions contained in this Agreement.

13.2Except as otherwise agreed in an SOW, either Client or Company shall have the right to terminate this Agreement or any SOW, in whole or in part, to which it is a party, at any time, without cause, upon [*] written notice to the other Party to such SOW (the “Termination Notice”).  Unless otherwise expressly provided herein, any termination of this Agreement or a SOW hereunder shall be effective as of the last day of the applicable notice period or cure period (the “Termination Effective Date”).  In the case of any termination, Client shall pay Company for all Services agreed to, work performed and expenses incurred by Company prior to the Termination Effective Date, as well as for all pre-approved, non-cancelable commitments incurred by Company prior to the Termination Effective Date. In addition, Client shall pay for any termination fees agreed to in an executed SOW.

13.3Company may terminate this Agreement or any SOWs hereunder upon [*] written notice to Client if Client fails to make any payment to Company under this Agreement when due.

13.4In the event Company or Client becomes insolvent, makes an assignment for the benefit of creditors, files a petition for bankruptcy, is the subject of a petition in bankruptcy which is not dismissed within [*] from the filing thereof, becomes the subject of any receivership proceeding or admits in writing its inability to pay its debts generally as they become due, the other Party may immediately terminate this Agreement by written notice of termination to the other Party.

13.5In the event either Party breaches a material obligation hereunder (the “Breaching Party”), the other Party (the “Non-Breaching Party”) may give the Breaching Party notice specifying in reasonable detail the breach and requesting that the breach be cured (the “Cure Notice”). If the Breaching Party fails to cure the specified breach within [*] after receipt of the Cure Notice, the Non-Breaching Party shall have the right to terminate this Agreement for cause effective upon notice to the Breaching Party (the “Termination for Cause Notice”).  The Non-Breaching Party’s right to terminate this Agreement under this paragraph shall automatically expire if the Breaching Party has cured the breach prior to receipt of the Termination Notice as evidenced by written agreement by the Non-Breaching Party that the breach has been cured.  The Non-Breaching Party’s right to terminate shall be in addition to any other rights and remedies it may have hereunder in law or in equity.

ARTICLE XIV

MISCELLANEOUS PROVISIONS

14.1Force Majeure.  Each Party shall be excused from the performance of its obligations under this Agreement in the event such performance is prevented by conditions arising out of an event of Force Majeure.  For purposes of this Agreement, a Force Majeure event shall mean conditions beyond the reasonable control of the Party asserting existence of such conditions, including acts of God, acts of nature, epidemic, pandemic, regulation or law of any government, war, civil commotion, terrorists, or similar events which are entirely outside of a Party’s control.  Each Party shall use reasonable efforts to notify the other Party as promptly as practicable under the circumstances if it anticipates any delay in performance accordingly and shall resume its obligations promptly upon cessation of the Force Majeure event at issue.   Each Party shall have the right to terminate this Agreement without penalty should any Force Majeure event continue, uninterrupted, for a period of sixty (60) days or more.

14.2Notices.  Any notice required or permitted to be given under this Agreement to any Party shall be given by sending such notice, in writing, by certified mail, nationally recognized overnight courier or personally delivered to the addresses set forth below:

If to Client:

Scynexis, Inc.

1 Evertrust Plaza

13th Floor

Jersey City, NJ 07302

Attn: General Counsel

If to Company:

Amplity, Inc.

Attn: Chief Financial Officer

1000 Floral Vale Blvd., Ste. 400

Yardley, PA 19067

A copy of notices shall be sent to:

Amplity, Inc.

Attn: General Counsel

1000 Floral Vale Blvd., Ste. 400

Yardley, PA 19067

14.3Assignment.  Neither Party shall assign this Agreement except with the prior written consent of the other Party; provided, however, that any assignment resulting from a merger, sale of substantially all of the assets or an internal reorganization of Company shall not constitute an “assignment” for purposes of this Agreement if substantially all of the Company Personnel directly providing services to Client hereunder prior to such reorganization will continue to provide such services to Client after such reorganization.  Each Party shall have the full right and authority to assign this Agreement without the consent of the other to an affiliate or to any entity that acquires substantially all of its equity or assets with at least thirty (30) days’ prior written notice to the other Party.

14.4Independent Contractor.  Except with regard to the purchase of materials and services on Client’s behalf as authorized under an SOW, Company and Client are independent contractors with all the attendant rights and liabilities and, Company is not an agent of or employee of Client.

14.5Non-Solicitation.  Unless otherwise agreed by the Parties in an SOW, during the term of an SOW and for a period of six (6) months thereafter, neither Party shall directly or indirectly, hire or solicit for employment the personnel of the other Party of whom they first became aware because of Services under an applicable SOW without first obtaining the other Party’s written consent.  Nothing in this Section 14.5 shall prevent a Party from hiring an employee of the other Party where such individual (i) contacted a Party on his/her own initiative without direct or indirect solicitation or encouragement from the hiring Party or (ii) otherwise responds to an independent employment advertisement to the general public.

14.6Entire Agreement.  This Agreement and the exhibits incorporated herein by reference constitute the entire agreement between the Parties relating to the subject matter hereof and supersede all previous understandings and agreements.  In the event of any inconsistency between the terms of this Agreement and any SOW, the terms of this Agreement shall control unless otherwise specified in the SOW.

14.7Modification.  This Agreement may not be modified orally and no modification or any claimed waiver of any of the provisions hereof shall be binding unless in writing and signed by both Parties hereto. An e-mail message shall not be deemed a writing for purposes of amending this Agreement.

14.8Severability.  If any part of this Agreement shall be determined to be invalid or unenforceable by a court of competent jurisdiction or by any other legally constituted body having jurisdiction to make such determination, the remainder of this Agreement shall remain in full force and effect, provided that the part of the Agreement thus invalidated or declared unenforceable is not essential to the intended purposes of this Agreement.

14.9Waiver.  No waiver of any provision or any breach of this Agreement shall constitute a waiver of any other provision or any other or further breach, and no such waiver shall be effective unless made in writing and signed by the Party making such waiver.

14.10Binding Effect.  The terms of this Agreement shall be binding upon and inure to the benefit of Company, Client, and their respective successors and assigns.

14.11Governing Law.  The terms of this Agreement shall be construed and interpreted under the laws of the State of New York.

14.12Dispute Resolution. In the event any dispute arises regarding the meaning or interpretation of this Agreement, the Parties shall first attempt to resolve such dispute informally within fifteen (15) business days using internal escalation procedures.  In the event informal resolution is not achieved within the stated time period, the Parties shall have the right to (1) extend the time period for informal resolution upon mutual agreement or (2) submit such dispute to be finally settled by an arbitration panel comprising one arbitrator appointed by Client, one arbitrator appointed by Company and a chair who shall be appointed by the other two arbitrators.  Any such arbitration proceeding shall be conducted in accordance with the arbitration rules of the American Arbitration Association and shall be held in New York, New York (unless otherwise agreed by the Parties).  The arbitration award shall be final and non-appealable and such award may be entered in any court having jurisdiction.

14.13Equitable Remedies:  Each of the Parties agrees that it would be impossible or inadequate to measure and calculate a Non-Breaching Party’s damages from any breach of the covenants or obligations set forth in Article IX of this Agreement (Confidentiality).  Accordingly, each Party agrees that if it breaches any of such covenants, the Non-Breaching Party will be entitled to seek, in addition to any other rights or remedies available to the Non-Breaching Party at law or in equity, an injunction restraining any breach or threatened breach and to specific performance of any such provision of Article IX.  Each Party agrees that no bond or other security shall be required in obtaining such equitable relief.

14.14Survival:  The terms contained in Articles V, VIII, IX, X, and XIV, and any other obligations which, by their nature, are intended to survive shall survive the expiration or termination of this Agreement.

14.15Authorization: Each of the Parties to this Agreement warrants that it is permitted to enter into this Agreement and that the terms of this Agreement are not inconsistent with other contractual obligations that it has.

14.16Counterparts; Facsimile Signatures:  This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which taken together shall be deemed one and the same instrument.  In the execution of this Agreement and delivery of signatures, facsimile or digitally scanned signatures will be treated in all respects as having the same effect as original signatures.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement, through their duly appointed and authorized officers and representatives, to be executed in duplicate as of the day and year first written above.

Amplity, Inc.SCYNEXIS, Inc.

By:	/s/ Mohan Ganesan	By:	/s/ Marco Taglietti

Print Name:	Mohan Ganesan	Print Name:	Marco Taglietti

Title:	CFO	Title:	President and CEO

Date:	2/19/2021	Date:	2/19/2021

Exhibit A

Form of Statement of Work

project:   _______________________________

This Statement of Work #X (this “SOW#X”), effective _________ (the “SOW Effective Date”), is made and entered into pursuant to that certain Master Services Agreement dated [MSA EFFECTIVE DATE] (the “Agreement”) by and between [CLIENT NAME], a corporation with offices at [CLIENT ADDRESS] (“Client”) and Amplity, Inc., a New Jersey corporation with offices at 1000 Floral Vale Boulevard, Suite 400, Yardley, PA 19067 (“Company”).

1.

Services.  Company will render in the services set forth in the attached Schedule I: Scope of Services (“Services”).  Any additional work required beyond the Services set forth Schedule I must be agreed to in writing by Client and Company.

2.

Term and Termination.  Services will commence upon the SOW Effective Date and all Services, deliverables and payments properly due hereunder will be completed by ____________ and this SOW will terminate on such date; provided, however, that either Client or Company may extend and/or terminate this SOW in accordance with the Agreement.

3.	Client Program Lead.

Client’s Program Lead for this SOW#X is:

Name:  [CLIENIT CONTACT NAME]

[CLIENT NAME]

[CLIENT STREET ADDRESS]

[CLIENT CITY, STATE, ZIP]

Email: [CLIENT CONTACT EMAIL]

4.	Compensation and Invoicing.

a.

In consideration for the Services, Client agrees to pay Company the Fees set forth in Schedule II: Project Fees & Payment Schedule attached hereto.  The total dollar amount payable by Client to Company under this SOW for all Fees and expenses shall not exceed the amount of ____________________________________ ($XXX,XXX USD). The Fees and expenses specified in this SOW represent the total fees and pass through expenses to be paid by Client for the Services contemplated herein.  Any changes to Fees and/or expenses shall be agreed upon by the Parties in a signed writing.

b.	All Invoices shall be sent electronically via email to:

[INSERT CLIENT DETAILS]

With a copy sent electronically via email to the Client Program Lead

ACCEPTED AND AGREED:

SCYNEXIS, Inc.	Amplity, Inc.

By:	By:

Name:	Name:

Title:	Title:

STATEMENT OF WORK #1

program:   Ibrexafungerp Launch

This Statement of Work #1 (this “SOW), effective February 4, 2021 (the “SOW Effective Date”), is made and entered into pursuant to that certain Master Services Agreement dated February 4, 2021 (the “Agreement”) by and between Scynexis, Inc., a corporation with offices at 1 Evertrust Plaza, 13th Floor, Jersey City, NJ 07302 (“Client”) and Amplity Inc., a New Jersey corporation with offices at 1000 Floral Vale Boulevard, Suite 400, Yardley, PA 19067 (“Company”).

1.

Services.  Company will render in the services set forth in the attached Schedule I: Scope of Services (“Services”).  Any additional work required beyond the Services outlined in Schedule I must be agreed to in writing by Client and Company.

2.

Term and Termination.  Services will commence upon the SOW Effective Date and all Services, deliverables and payments properly due hereunder will be completed on or around December 31, 2025, and this SOW will terminate on such date; provided, however, that either Client or Company may terminate this SOW earlier in accordance with Article XIII of the Master Service Agreement.

3.	Client Program Lead.

Client’s Program Lead for this SOW is:

Jim Maffezzoli

Scynexis, Inc.

1 Evertrust Plaza, 13th Floor

Jersey City, NJ 07302

[*]

4.	Compensation & Invoicing.

a)

In consideration for the Services, and subject to the terms of Schedule VIII: Fee Deferral, Repayment and Success Premium Terms, Client agrees to pay Company the Service Fees as set forth in Schedule II: Program Fees & Payment Schedule.  Any changes to Service Fees and/or expenses shall be agreed upon by the parties in a signed writing.

b)	All Invoices shall be sent electronically via email to:

Scynexis, Inc.
Attention: Jane Soong

1 Evertrust Plaza, 13th Floor

Jersey City, NJ 07302

With a copy sent electronically via email to the Client Program Lead

c)	Client shall pay Company upon receipt of a correct invoice in accordance with the payment terms of the Agreement. Payments under this SOW shall be made via electronic transfer to the following:

[*]
[*]
[*]
[*]
[*]
[*]

ACCEPTED AND AGREED:

Scynexis, Inc.		Amplity, Inc.

By:	/s/ Marco Taglietti	By:	/s/ Mohan Ganesan

Name:	Marco Taglietti	Name:	Mohan Ganesan

Title:	President and CEO	Title:	CFO

Date:	2/19/2021	Date:	2/19/2021

List of Schedules
Schedule I:	Scope of Services
Schedule II:	Program Fees and Payment Schedule
Schedule III:	Hiring Profiles
Schedule IV:	Territories Listing
Schedule V:	Compliance Support
Schedule V(a):	Informational Meal Spend Reporting File Layout
Schedule VI:	Performance Metrics
Schedule VII:	Data Sharing Requirements
Schedule VIII:	Fee Deferral, Repayment, and Success Premium Terms
Appendix A:	Target Net Sales by Quarter